Exhibit 99.1

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040 Telephone: (602) 437-5400 Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Bradley E. Larson Chief Executive Officer www.MeadowValley.com

Meadow Valley Corporation
Completes $7.35 Million Private Offering

PHOENIX, ARIZONA, October 23, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ: MVCO) announced today the completion of a private offering to a group of institutional and accredited investors of 817,120 Units at a price of $9.00 per Unit, with each Unit consisting of one share of the Company’s common stock and a warrant to purchase one-tenth of one share of the Company’s common stock.  Wunderlich Securities, Inc. served as the Company’s placement agent for the transaction.  Net proceeds to the Company of approximately $6.5 million will be added to working capital, and are expected to support an increase in the Company’s bonding capacity.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of the Company, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Meadow Valley

Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials.  The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona.  The Company’s construction materials operations provide concrete and gravel products primarily to other contractors.  The Company’s materials operations are concentrated in the Southern Nevada and Arizona.

Forward-Looking Statement Disclaimer

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including a statement relating to the Company’s ability to increase its bonding capacity. Without limiting the foregoing, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons including, without limitation, changing events and trends that have influenced the Company’s assumptions. These events and trends include (i) non-achievement of expected growth, (ii) less favorable than anticipated changes in the national and local business environment and securities markets, (iii) adverse changes in the regulatory requirements affecting the Company, (iv) greater competitive pressures among construction companies in the Company’s market, and (v) changes in political, legislative and economic conditions. Investors are encouraged to read the related section in the Company’s 2005 Annual Report to Shareholders and the 2005 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in the Company’s other filings with the Securities and Exchange Commission.

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